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                    SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549
                            --------------------


                                   FORM 8-K

                                CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




    Date of Report (Date of earliest event reported)   September 28, 1994


                                   AGWAY INC.
                                   ----------
             (Exact name of registrant as specified in its charter)


Delaware                            2-22791                      15-0277720
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(State or other jurisdiction      (Commission                 (IRS Employer
of incorporation)                  File Number)         Identification No.)


333 Butternut Drive, DeWitt, New York                                 13214
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(Address of principal executive offices)                         (Zip Code)



   Registrant's telephone number, including area code    (315) 449-6431





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Item 5.  Other Events

One of Agway Inc.'s significant investments, Curtice Burns Foods, Inc. ("Curtice Burns"), announced on September 28,
1994 that it has accepted an offer from Pro-Fac Cooperative, Inc. ("Pro-Fac") to acquire all outstanding shares of Curtice Burns stock for $19 per share in cash and that Curtice Burns has entered into a definitive merger agreement with Pro-Fac. A copy of the Curtice Burns press release is attached.

Agway Inc., through its wholly owned subsidiary Agway
Holdings, Inc. ("AHI"), owns approximately 34% of the outstanding common stock of Curtice Burns, AHI's ownership consists of 14% of the Class A common stock and 99% of the Class B common stock. The Class A common stock is publicly traded on the American Stock Exchange. Agway Inc., through its ownership of the Class B common stock, is entitled to elect 70% of the Board of Directors of Curtice Burns.


















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                               SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                     AGWAY INC.
                                                    (Registrant)







Date    September 28, 1994                 By   /s/ PETER J. O'NEILL
     -----------------------------             --------------------------
                                                    Peter J. O'Neill
                                                 Senior Vice President
                                             Corporate Finance and Control
                                           (Principal Financial Officer and
                                               Chief Accounting Officer)




















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CURTICE BURNS BOARD VOTES TO ACCEPT ACQUISITION OFFER FROM PRO-FAC
COOPERATIVE FOR $19 PER SHARE

ROCHESTER, NEW YORK September 28, 1994...The Board of Directors of Curtice Burns Foods, Inc. (AMEX:CBI) today announced that it has accepted an offer from Pro-Fac Cooperative to acquire all outstanding shares of Curtice Burns stock for $19 per share in cash and that Curtice Burns has entered into a definitive merger agreement with Pro-Fac.

Pro-Fac will make a cash tender offer for all outstanding shares of Curtice Burns Class A and Class B common stock for $19 per share. The tender offer will commence no later than October 4, 1994. Following the successful completion of this tender offer, Curtice Burns will be merged with a subsidiary of Pro-Fac.
Each share of Curtice Burns not previously purchased by Pro-
Fac will be converted into the right to receive $19 in cash.

Pro-Fac has advised Curtice Burns that it expects to complete its tender offer prior to November 15. In the merger agreement, Curtice Burns has agreed not to pay a dividend for the current quarter with a record date earlier than November 15. If the tender offer has not been completed by November 15, the Curtice Burns Board of Directors will consider whether a dividend should be declared for the current quarter.

Pro-Fac's tender offer is subject to certain conditions, including the valid tender of shares representing 90 percent of each class of common stock of Curtice Burns, receipt by Pro-Fac of financing sufficient to permit it to consummate the offer and other customary conditions. Agway Inc., the holder of approximately 99 percent of the Class B common stock and 14 percent of the Class A common stock, has agreed with Pro-Fac to tender all its shares if a majority of the Class A shares not held by Agway are tendered. Curtice Burns has, in the merger agreement, required Pro-Fac to exchange shares of Class B common stock for shares of Class A common stock if necessary to meet the minimum 90 percent condition to the offer.

Financing for the Pro-Fac offer and to refinance existing bank debt is to be obtained through approximately $200 million of senior bank financing from Springfield Bank for Cooperatives, which has committed such financing, and from the issuance of up to $160 million in senior subordinated debt securities through Pro-Fac's investment bank, Dillon, Read & Co. Inc. Dillon
Read has delivered a letter stating that it is highly confident that it will be able to arrange such subordinated debt financing.


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After a review of Pro-Fac's offer, the Curtice Burns Board of
Directors voted in favor of the tender offer and related merger and determined that the terms are fair to and in the best interest of Curtice Burns shareholders. The Curtice Burns Board recommends that its shareholders accept Pro-Fac's offer and tender their shares.

Curtice Burns Chairman, Donald Pease, said, "Our Board is pleased to have concluded the merger agreement with Pro-Fac.
Notwithstanding our recent disputes, Curtice Burns and our controlling shareholder, Agway, are glad to be in agreement with Pro-Fac and at the same time see that a fair price is paid to our Class A and Class B shareholders."

As required by the merger agreement with Pro-Fac, Curtice
Burns is terminating all ongoing discussions between Curtice
Burns and Dean Foods Company, which had previously proposed to acquire Curtice Burns for a maximum of $20 per share in cash, subject to certain contingencies.

J. William Petty, President and Chief Executive Officer of Curtice Burns, said, "The merger agreement with Pro-Fac is the result of an intensive evaluation of strategic alternatives to provide enhanced value to Curtice Burns shareholders, which began in early 1993. This past June, when we announced that our Board of Directors had decided to pursue a maximum $20 per share proposal from Dean Foods, we believed that the Dean Foods transaction offered the best potential value for our shareholders, compared with the $16.87 per share offer Pro-Fac had proposed at that time. The Dean Foods proposal was conditioned on a resolution of the disputes between Curtice
Burns and Pro-Fac regarding rights under the Integrated
Agreement between the two companies as well as the sale of the Curtice Burns Nalley's business. After extensive efforts, it has become clear that resolution of the disagreements with Pro-Fac would only be resolved through arbitration proceedings. Pro-Fac subsequently increased its offer to $19 a share, a significant increase from its original proposal of $16.87 per share, and our board concluded that this transaction not only provides a fair price for Curtice Burns shares, but is also the only transaction likely to be consummated in the near future.

"I would like to extend sincere thanks from myself and the entire Curtice Burns Board to Dean Foods and its management for the considerable time and effort they have put into trying to develop a transaction with Curtice Burns. Dean Foods is an excellent company with fine people."

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Roy Myers, General Manager for Pro-Fac Cooperative, said,
"Pro-Fac greatly appreciates the substantial time and effort put in by the Curtice Burns Board and the many Curtice Burns employees involved in the process. Pro-Fac looks forward to continuing to work with the Curtice Burns employees and continuing the thirty year relationship of the two companies."

Curtice Burns Foods processes and markets 21 product lines of regional branded, private label and foodservice products through seven autonomously managed divisions located throughout the United States and Western Canada.